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                    AMENDMENT TO PARTICIPATION AGREEMENT

     This AMENDMENT is made and entered into this 12th day of April 2011 by and between GOLDMAN SACHS TRUST, a statutory trust formed under the laws of Delaware (the "Trust"), GOLDMAN, SACHS & CO., a New York limited partnership (the "Distributor"), and Commonwealth Annuity and Life Insurance Company, a Massachusetts life insurance company (the "Company"), on its own behalf and on behalf of each separate account of the Company identified in the Participation Agreement (as defined below).

     WHEREAS, the Company, pursuant to a Participation Agreement (as defined below), purchases shares of certain Funds of the Trust on behalf of its separate Accounts to fund certain variable life insurance and/or variable annuity contracts issued by the Company ("Contracts"); and

     WHEREAS, the Distributor, the Trust, and the Company seek to enter into this Amendment to make changes to the Participation Agreement in order to update certain sections of the Participation Agreement and to permit the Parties to deliver the Trust's Summary Prospectuses (as defined below) pursuant to the requirements of Rule 498 ("Rule 498") under the Securities Act of 1933, as amended (the "1933 Act").

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Distributor, the Trust, and the Company hereby agree as follows:

                               ARTICLE I
                        ADDITIONAL DEFINITIONS

     Unless otherwise noted, terms used in this Amendment shall have the same meaning as in the Participation Agreement. For purposes of this Amendment:

     1.1 "Applicable Law" -- the "federal securities laws" as defined in Rule 38a-1(e)(1) under the Investment Company Act of 1940 (the "1940 Act"), any rules promulgated under the federal securities laws, FINRA regulations and any Applicable SEC Guidance (as defined below). The term "Applicable Law" also includes any state laws, rules and regulations that may apply to this Amendment.

     1.2 "Applicable SEC Guidance" - Any applicable: (a) SEC release, opinion, or order, as well as any published no-action position, written interpretative guidance by the SEC staff; and (b) FINRA interpretive memoranda or notices to members, as well as any written interpretive guidance from the FINRA staff. "Applicable SEC Guidance" does not include oral statements, speeches or informal guidance by the SEC or its staff.

     1.3 "FINRA" -- The Financial Industry Regulatory Authority, Inc. All references to the NASD in the Participation Agreement are replaced with references to FINRA.

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     1.4 "Fund Documents" -- those documents prepared by the Fund that, pursuant to Rule 498(e)(1), must be publicly accessible, free of charge, at the Web site address specified on the cover page or at the beginning of the Summary Prospectus.

     1.5 "Fund Documents Web Site" -- the Web site maintained by the Trust or its agent where Contract Owners and prospective Contract Owners may access the Fund Documents in compliance with Rule 498.

     1.6 "Participation Agreement" -- the agreement entered into by and among the Trust, Distributor, and Company on August 1, 2007 and any amendments thereto.

     1.7 "Prospectus" -- with respect to shares of a Series (or Class) of the Trust or a class of Schedule 1 Contracts, each version of the Statutory Prospectus or Summary Prospectus, or supplement thereto filed with the SEC pursuant to Rule 497 under the 1933 Act. With respect to any provision of this Agreement requiring a party to take action in accordance with a Prospectus, such reference thereto shall be deemed to be to the version for the applicable Series, Class or Contracts last so filed prior to the taking of such action. For purposes of Article IX, the term "Prospectus" shall include any statement of additional information incorporated therein.

     1.8 "Statutory Prospectus" -- a prospectus that satisfies the requirements of section 10(a) of the 1933 Act.

     1.9 "Summary Prospectus" -- a prospectus described in paragraph (b) of Rule 498.

    1.10 "Trust" -- as used in this Amendment includes any affiliated and unaffiliated parties that perform services on behalf of the Trust that are required by this Amendment.

                                  ARTICLE II
                            SALE OF TRUST SHARES

     2.1 Confirmations required by Section 2.3(a) of the Participation Agreement may be sent by electronic mail.

     2.2 Section 2.3(d) of the Participation Agreement is replaced with the following language: Any purchase or redemption request for Trust shares held or to be held in the Company's general account, shall be effected at the net asset value per share next determined after the Trust's actual receipt of such request, provided that payment for Trust shares purchased is received by the Trust in federal funds prior to the Trust's close of business, as defined from time to time in the Prospectus for such Series or Class.

                               ARTICLE III
                       REPRESENTATIONS AND WARRANTIES

     3.1 COMPANY. In addition to the representations and warranties set forth in Section 3.1 of the Participation Agreement, the Company represents and warrants that: (a) it complies with the requirements of Rule 498 and Applicable SEC Guidance thereunder in connection with

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the delivery of the Summary Prospectuses for the Funds; and (b) it maintains reasonable policies and procedures to ensure that it can appropriately meet its obligations under this Amendment.

     3.2 TRUST. In addition to the representations and warranties set forth in Section 3.2 of the Participation Agreement, the Trust represents and warrants that: (a) it complies with the requirements of Rule 498 and Applicable SEC Guidance regarding the Rule in connection with the offer and sale of Fund Shares as specified in this Amendment, (b) it maintains policies and procedures reasonably designed to ensure that the Fund Documents are available on the Fund Documents Web Site and in the manner required by Rule 498(e)(1), (e)(2),and (e)(3) and Applicable SEC Guidance related thereto, and
(c) as provided by Rule 498(e)(4)(ii), it shall take prompt action to ensure that the Fund Documents become available in the manner required by Rule 498(e)(1), (e)(2),and (e)(3) and Applicable SEC Guidance as soon as practicable following the earlier of the time at which it knows or reasonably should have known that the Fund Documents are not available in the required manner.

     3.3 DISTRIBUTOR. Section 3.3 of the Participation Agreement is replaced with the following: The Distributor represents and warrants that: (i) the Distributor is a limited partnership duly organized and in good standing under New York law; (ii) the Distributor is registered as a broker-dealer under federal and applicable state securities laws and is a member in good standing of FINRA; (iii) the Distributor is registered as an investment adviser under federal securities laws; and (iv) it complies with the requirements of Rule 498 and Applicable SEC Guidance in connection with the offer and sale of Fund Shares as specified in this Amendment.

     3.4 Section 3.5 of the Participation Agreement is deleted.

                               ARTICLE IV
                        REGULATORY REQUIREMENTS

     4.1 DELIVERY OF THE PROSPECTUSES BY THE COMPANY. The following Sections 4.3A through 4.3H are hereby added to the Participation Agreement:

     4.3A DELIVERY OF THE PROSPECTUSES BY THE COMPANY. The Company shall deliver (or arrange for delivery of) an appropriate Prospectus to each prospective Contract Owner describing in all material respects the terms and features of the Contract being offered. Except as provided below, the Company shall also deliver (or arrange for delivery of) a Summary Prospectus for each Fund that a prospective Contract Owner identifies on his or her application as an intended investment option under a Contract or to which a Contract Owner currently allocates premium payments or transfers Contract value. In addition, the Company reserves the right to deliver the Statutory Prospectus in place of the Summary Prospectus. The Company shall deliver (or arrange for delivery of) such Summary or Statutory Prospectuses at the times required by applicable provisions of the 1933 Act and 1940 Act, the rules or regulations thereunder, and any Applicable SEC Guidance.

     4.3B SPECIFIC REQUIREMENTS FOR SUMMARY PROSPECTUSES. The Company may bind together the Summary Prospectuses or Statutory Prospectuses for the Funds with Summary

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Prospectuses and Statutory Prospectuses for shares of other investment companies available as investment options under the Contract and the Prospectus(es) describing the Contract(s) provided that such binding is done in compliance with Rule 498(c)(2) and any Applicable SEC Guidance. The Company shall deliver all Summary Prospectuses and all Statutory Prospectuses in compliance with the Greater Prominence requirements of Rule 498(f)(2) and any Applicable SEC Guidance.

     4.3C WEB SITE POSTING. The Trust shall maintain the Fund Documents Web Site. The Company shall be permitted, but not required to post a copy of the Trust's Statutory Prospectuses and/or Summary Prospectuses on the Company's Web site. The Trust agrees to use commercially reasonable efforts to employ procedures consistent with industry practices designed to reduce exposure to viruses.

     4.3D RESPONSE TO REQUESTS FOR ADDITIONAL FUND DOCUMENTS.  Within three
(3) Business Days of receiving a request for a paper copy of a Fund Document, the Trust shall promptly send the same to the person requesting it free of charge. Within three (3) Business Days of receiving a request for an electronic copy of a Fund Document, the Trust shall send, by e-mail to the requestor, either a PDF copy of, or an electronic link to, the same free of charge.

     4.3E CESSATION OF USE OF SUMMARY PROSPECTUS. The Trust shall provide the Company with at least sixty (60) days advance written notice of its intent to cease using the Summary Prospectus delivery option so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus in compliance with Section 4.1 of this Amendment. In order to comply with Rule 498(e)(1), the Trust shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days after the termination of any notice period.


     4.3F VOTING OF TRUST SHARES. In addition to the requirements set forth in Section 4.3 of the Participation Agreement, the Company shall vote Trust shares held in its general account in the same proportion as it votes the applicable Series or Class of Trust shares held by the Accounts for which it has received timely instructions.

     4.3G INTERPRETATION OF LAW. The Trust, the Distributor and their affiliates are not responsible or liable for acts or omissions by the Company or the Company's affiliates taken (or not taken) in reliance upon any statements or representations made by the Trust, the Distributor or any of their affiliates or their legal advisers to the Company or the Company's affiliates concerning the applicability of any federal or state laws, regulations or other authorities to the activities contemplated by this Agreement.

     The Company and its affiliates are not responsible or liable for acts or omissions by the Trust, the Distributor and their affiliates taken (or not taken) in reliance upon any statements or representations made by the Company or it affiliates or their legal advisers to the Trust, the Distributor and their affiliates concerning the applicability of any federal or state laws, regulations or other authorities to the activities contemplated by this Agreement.

     4.3H COPIES OF FILINGS AND REGULATORY RESPONSES.   In connection with
Sections 4.9 and 4.10 of the Participation Agreement, the Company shall provide the Trust with prompt

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notice of a filing by the Company of an application for an order pursuant to
Section 26(c) of the 1940 Act involving a Fund and, upon request, shall provide the Trust with a copy of such an application for exemption.

                                ARTICLE V
             SALE, ADMINISTRATION AND SERVICING OF THE CONTRACTS

     5.1 SALE OF CONTRACTS. The following sentence is added to Section 5.1 of the Participation Agreement: The Company shall deliver the documents listed in this Section 5.1 and any Amendments thereto and as required by Applicable Law, including Applicable SEC Guidance.

     5.2 TRUST ADVERTISING MATERIAL. With respect to any piece of marketing, advertising, sales literature or other promotional material required to be furnished to the Trust or the Distributor pursuant to Section 5.5 of the Participation Agreement, the Company shall furnish to the Trust or the Distributor each such piece of advertising, sales literature or other promotional material at least ten (10) days prior to its use.

                                ARTICLE VI
                           COMPLIANCE WITH CODE

There are no amendments to this Article.

                               ARTICLE VII
                                 EXPENSES

     7.1 TRUST EXPENSES. Provision and maintenance of the Fund Documents Web Site shall be added to the list of the Trust's Expenses as set forth in
Section 7.2 of the Participation Agreement.

                               ARTICLE VIII
                             INDEMNIFICATION

     8.1 INDEMNIFICATION BY THE COMPANY.  The following items are added to
Section 8.1 of the Participation Agreement:

     (g) arise as a result of any material failure by the Company or persons under its control (or subject to its authorization) to provide services or furnish materials as required under the terms of this Amendment; or

     (h) arise out of any material breach by the Company or persons under its control (or subject to its authorization) of this Amendment.

     8.2 INDEMNIFICATION BY THE TRUST.  The following items are added to
Section 8.2 of the Participation Agreement:

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     (f) arise as a result of any material failure by the Trust to provide services or furnish materials as required under the terms of the Amendment; or

     (g) arise out of any material breach by the Trust or persons under its control (or subject to its authorization) of the Amendment.

     8.3 INDEMNIFICATION BY THE DISTRIBUTOR. The following items are added to Section 8.3 of the Participation Agreement:

     (f) arise as a result of any material failure by the Distributor to provide services or furnish materials as required under the terms of the Amendment; or

     (g) arise out of any material breach by the Distributor or persons under its control (or subject to its authorization) of the Amendment.

                                 ARTICLE IX
                 RELATIONSHIP OF THE PARTIES; TERMINATION

     9.1. RELATIONSHIP OF PARTIES. Section9.1 of the Participation Agreement is replaced with the following: The Company is to be an independent contractor vis-a-vis the Trust, the Distributor, or any of their affiliates for all purposes hereunder and will have no authority to act for or represent any of them (except to the limited extent the Company acts as agent of the Trust pursuant to Section 2.3(a) of this Agreement). The Company will not act as an "underwriter" or "distributor" of Trust shares, as those terms variously are used in the 1940 Act, the 1933 Act, and rules and regulations thereunder. Likewise, the Company will not be a "transfer agent" of the Trust as that term is used in the 1934 Act and rules thereunder. Consistent with the foregoing, the Company will not be a "transfer agent" or "administrator" to the Trust as those terms are referenced in Rule 38a-1 under the 1940 Act.

     9.2 NON-EXCLUSIVITY AND NON-INTERFERENCE. Notices required to be provided by the Company to the Distributor pursuant to Section .2(d) of the Participation Agreement shall be given 90 days (rather than 60 days) in advance of effecting any such substitution.

     9.3 NON-EXCLUSIVITY AND NON-INTERFERENCE.  The following is added to
Section 9.2 of the Participation Agreement:

     (f) The Company will use its best efforts to provide the Distributor with immediate notice if it becomes aware of any transactions in Account units that would result in the Company making a redemption request for more than $25 million.

     9.4 TERM AND TERMINATION. This Amendment shall become effective as of the date written above and shall remain in effect unless specifically terminated as provided in this Section 9.4 This Amendment may be terminated at any time, without the payment of any penalty, by mutual agreement of the parties in writing. This Amendment will terminate automatically upon the termination of the Participation Agreement.

     9.5 CONFIDENTIALITY. Section 9.7 of the Participation Agreement is replaced with the following: All "Confidential Information" (as defined in this section) supplied by one party to

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another party in connection with the negotiation or carrying out of this
Agreement shall remain the property of the party providing such information and shall be kept confidential by the receiving party or parties except: (a) as may be required by law, (b) as authorized in writing by the party providing the information, or (c) in the event that such information is otherwise made public. Each party agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Confidential Information means (individually or collectively) proprietary information of the parties to this Agreement, including but not limited to, their inventions, "know-how", trade secrets, business affairs, prospect lists, product designs, product plans, business strategies, finances, fee structures, etc. Without limiting the generality of the foregoing, Confidential Information includes: (a) information that the disclosing party designates in writing is confidential or proprietary, (b) any non-public personal information or personally identifiable financial information about any Contract Owner or prospective Contract Owner, and (c) information that a reasonable business-person would assume to be confidential or proprietary.

                                  ARTICLE X
              APPLICABILITY TO NEW ACCOUNTS AND NEW CONTRACTS

There are no amendments to this Article.

                                 ARTICLE XI
                        NOTICE, REQUEST OR CONSENT

     The contact information for the Trust, Distributor, and Company is replaced with the following:

     If to the Trust:
            James A. McNamara
            President
            Goldman Sachs Variable Insurance Trust
            200 West Street
            New York, New York 10282

     If to the Distributor:
            James A. McNamara
            Managing Director
            Goldman, Sachs & Co.
            200 West Street
            New York, New York 10282

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     If to the Company:
            Nicholas von Moltke
            President and CEO
            Commonwealth Annuity and Life Insurance Company
            320 Turnpike Road
            Southborough, MA  01772


                                 ARTICLE XII
                                MISCELLANEOUS

     12.1   RULES OF CONSTRUCTION.   To the extent the terms of this
Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer on the date specified below.

                     GOLDMAN SACHS VARIABLE INSURANCE TRUST
                        (Trust)

Date:                By:
     -----------        ------------------------------------
                          Name:
                          Title:


                     GOLDMAN, SACHS & CO.
                        (Distributor)

Date:                By:
     -----------        ------------------------------------
                          Name:
                          Title:


                     COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
                        (Company)

Date:                By:
     -----------        ------------------------------------
                          Name:
                          Title:

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